UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2013

METHES ENERGIES INTERNATIONAL LTD
 (Exact name of Registrant as specified in its charter)

Nevada	001-35652	71-1035154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D-272, Las Vegas, Nevada	89103
(Address Of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: (702) 932-9964

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

See Item 2.03 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 16, 2013, Methes Energies Canada, Inc. (“Methes Canada”), a wholly-owned subsidiary of Methes Energies International Ltd., a Nevada corporation (NASDAQ: MEIL) (the “Company”), entered into and closed on a working capital loan facility from a Toronto, Ontario lending firm (the “Working Capital Facility”). Under the Working Capital Facility, Methes Canada may borrow up to $1,500,000 for its Sombra, Ontario biodiesel manufacturing plant, of which up to $750,000 may be from cash advances against Methes Canada’s accounts receivables and up to an additional $750,000 in cash advances for use exclusively to purchase feedstock for the production of biodiesel.

In connection with all borrowings to purchase feedstock, Methes Canada issued a promissory note to the lender bearing a per annum interest rate equal to the Bank of Montreal Prime Rate plus sixteen percent (16%) and is due and payable upon the earlier of demand or August 13, 2014. Under the terms of the promissory note, interest only is payable monthly on the last business day of each calendar month. Cash advances against accounts receivables will be based on the amount of the receivables net of a Purchase Discount as described in Schedule B of the Master Factoring Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

The Working Capital Facility is secured by a pledge of the assets of the Company and Methes Energies USA Ltd., a wholly-owned subsidiary of the Company. Amounts outstanding under the Feedstock Facility

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Exhibits 4.1 and 10.1 through 10.3, filed with this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
4.1	Demand Grid Promissory Note issued to BridgingFactor Inc. dated August 13, 2013.
10.1	Master Factoring Agreement between Methes Energies Canada, Inc. and BridgingFactor Inc. dated August 13, 2013.
10.2	Security Agreement, dated August 13, 2013, between Methes Energies International Ltd. and BridgingFactor Inc.
10.3	Security Agreement, dated August 13, 2013, between Methes Energies USA Ltd. and BridgingFactor Inc.
99.1	Press release dated August 16, 2013 announcing the Working Capital Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Methes Energies International Ltd.

Dated: August 20, 2013	By:	/s/ Michel G. Laporte
Michel G. Laporte,
Chief Executive Officer